Exhibit 99.1

Oragenics, Inc. Announces Pricing of $12 Million Underwritten Public Offering

July 13, 2018

TAMPA, Fla.— Florida-based biopharmaceutical company Oragenics, Inc. (NYSE American: OGEN) (the “Company”) today announced the pricing of an underwritten public offering of units for gross proceeds of $12 million, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company.

The offering is comprised of 2,636,000 Class A Units, priced at a public offering price of $1.00 per unit, with each unit consisting of one share of common stock and a seven-year warrant to purchase one share of common stock at an exercise price of $1.00 per share, and 9,364,000 Class B Units, priced at a public offering price of $1.00 per unit, with each unit consisting of one share of Series D Preferred stock, having a conversion price of $1.00, and a seven-year warrant to purchase one share of common stock with an exercise price of $1.00 per share. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and has no voting rights. The securities comprising the units are immediately separable and will be issued separately. The closing of the offering is expected to take place on or about July 17, 2018, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), is acting as sole book-running manager in connection with the offering.

A total of 2,636,000 shares of common stock, 9,364,000 shares of Series D preferred stock and warrants to purchase up to 12,000,000 shares of common stock will be issued in the offering. In addition, the Company has granted the underwriters a 45-day option to purchase up to 1,800,000 additional shares of common stock and/or additional warrants to purchase up to 1,800,000 shares of common stock solely to cover over-allotments, if any, at the public offering price per share and per warrant, less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-224950), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 12, 2018 and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-226150), which became effective when filed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A final prospectus relating to this offering will be filed by Oragenics with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

About Oragenics, Inc.

We are focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation and its subsidiaries. The collaborations allows Oragenics to accelerate the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “ believe,” “ expect,” “ anticipate,” “ intend,” “ estimate,” “ project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to completion of the public offering on the anticipated terms or at all and the satisfaction of customary closing conditions related to the public offering. and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investor/Media Relations:

The Ruth Group

Tram Bui 646-536-7035

tbui@theruthgroup.com